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                                                                   EXHIBIT 10.19

                                                  EXECUTION COPY
                                                  --------------



                          AGREEMENT AND PLAN OF MERGER


     This Agreement and Plan of Merger dated as of June 24, 1996 (the "Merger Agreement") is made and entered into by NT Acquisitions Corp., a Delaware corporation ("Subsidiary"), and Shields Enterprises, Inc., a Delaware corporation ("SEI" or "Surviving Corporation" and SEI and Subsidiary being herein collectively referred to as the "Constituent Corporations").

                                  WITNESSETH:

     WHEREAS, Navigation Technologies Corporation, a Delaware corporation ("NavTech") owns all of the outstanding shares of stock of Subsidiary;

     WHEREAS, the Constituent Corporations and NavTech have previously entered into an Agreement and Plan of Reorganization of even date herewith (the "Agreement and Plan of Reorganization") providing for certain representations, warranties and agreements in connection with the transactions contemplated herein; and

     WHEREAS, the Boards of Directors of the Constituent Corporations deem it advisable and in the best interests of the Constituent Corporations and in the best interests of the shareholders of the Constituent Corporations that SEI be acquired by NavTech through a merger ("Merger") of Subsidiary into SEI.

     NOW, THEREFORE, the Constituent Corporations hereby agree as follows:

                       I.  THE CONSTITUENT CORPORATIONS

     1.01 SEI was incorporated under the laws of the State of Delaware on September 30, 1987.

           (a) SEI is authorized to issue an aggregate of 20,000 shares of common stock ("SEI Common Stock").

           (b) As of the date hereof, an aggregate of 10,764 shares of SEI Common Stock are outstanding, and, prior to the Effective Time (as defined below), SEI expects to issue 657 shares of SEI common stock to Fidelis N. Umeh in consideration for the Umeh Release Agreement (as defined in the Agreement and Plan of Reorganization).

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     1.02  Subsidiary was incorporated under the laws of the State of Delaware on June 6, 1996.

           (a) Subsidiary is authorized to issue an aggregate of 3,000 shares of common stock ("Subsidiary Stock").

           (b) As of the date hereof, an aggregate of 100 shares of Subsidiary Stock are outstanding.

                                II.  THE MERGER

     2.01 This Merger Agreement has been adopted and approved by the requisite written consent of the shareholders of each of the Constituent Corporations. If all of the conditions precedent to the consummation of the Merger specified in the Agreement and Plan of Reorganization shall have been satisfied or duly waived by the party entitled to satisfaction thereof, then unless terminated as provided in the Agreement and Plan of Reorganization, this Merger Agreement shall be filed with the Secretary of State of Delaware. Upon such filing, the Merger shall become effective (the "Effective Time").

     2.02 At the Effective Time, Subsidiary shall be merged into SEI and the separate corporate existence of Subsidiary shall thereupon cease. SEI shall be the surviving corporation in the Merger and the separate corporate existence of SEI, with all its purposes, objects, rights, privileges, powers, immunities and franchises, shall continue unaffected and unimpaired by the Merger.

     2.03 The Surviving Corporation shall succeed to all of the purposes, objects, rights, privileges, powers, immunities and franchises of Subsidiary, all of the properties and assets of Subsidiary and all of the debts, choses in action and other interests due or belonging to Subsidiary, and shall be subject to, and responsible for, all of the debts, liabilities and obligations of Subsidiary with the effect set forth in the Delaware General Corporation Law.

     2.04 If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Subsidiary acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or to otherwise carry out this Merger Agreement, the officers and directors of the Surviving Corporation shall and will be authorized to execute and deliver, in the name and on behalf of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to or under such rights, properties or assets in the Surviving Corporation or to otherwise carry out this Merger Agreement.

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                III.  CERTIFICATE OF INCORPORATION, BY-LAWS AND
              DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

     3.01 The Certificate of Incorporation and the By-Laws attached as Exhibit A-1 and Exhibit A-2, respectively, shall be, unless and until amended or repealed as provided by law, the Certificate of Incorporation and By-Laws of the Surviving Corporation.

     3.02 The directors and officers of Subsidiary immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation until their successors shall have been elected and shall qualify or until otherwise provided by law.

                  IV.  MANNER AND BASIS OF CONVERTING SHARES
                        OF THE CONSTITUENT CORPORATIONS

     4.01  At the Effective Time:

           (a) Each share of Subsidiary Stock which is outstanding immediately prior to the Effective Time shall be converted at the Effective Time into one share of SEI Common Stock.

           (b) Each share of SEI Common Stock which is outstanding immediately prior to the Effective Time (other than shares of SEI Common Stock held by any of the shareholders of SEI who properly exercise any appraisal rights available under applicable law (the "Excluded Stock")) shall be converted at the Effective Time into 6,543.09045 shares (the "Exchange Ratio") of common stock of NavTech ("NavTech Common Stock"). After aggregating all fractional shares due to each holder of such SEI Common Stock into the nearest whole number of shares, the value of any remaining fractional share shall be paid to such shareholder in cash in an amount equal to such fraction multiplied by the initial offering price at which shares of NavTech Common Stock have been or are being concurrently offered to the public, before underwriting discounts, in the initial public offering referred to in Section 8.01(b) of the Agreement and Plan of Reorganization.

           (c) Each option to acquire shares of SEI Common Stock outstanding immediately prior to the Effective Time (the "SEI Options") shall be converted into an option to acquire that number of shares of NavTech Common Stock equal to the product obtained by multiplying (x) the aggregate number of shares of SEI Common Stock which could be acquired upon exercise of such SEI Option by (y) the Exchange Ratio. The per share exercise price for each converted SEI Option shall be equal to the quotient obtained by dividing (x) the original exercise price of such SEI Option by (y) the Exchange Ratio.

           (d) In the event of any reclassification, recapitalization, stock split, combination, exchange of shares, stock dividend or similar transaction with respect to the NavTech Common Stock, or any change or conversion of NavTech Common Stock into other securities or property

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or any other dividend or distribution is made with respect thereto prior to the
Effective Time, appropriate and proportionate adjustments shall be made to the Exchange Ratio, and all references to the Exchange Ratio in this Agreement shall be deemed to be to such Exchange Ratio as so adjusted.

     4.02 As soon as practicable after the Effective Time and after surrender to the Exchange Agent (as defined in the Agreement and Plan of Reorganization), of any certificate which prior to the Effective Time shall have represented any shares of SEI Common Stock (other than any Excluded Stock) and a transmittal letter in form reasonably acceptable to NavTech and the Exchange Agent ("Transmittal Letter"), NavTech shall cause to be distributed, in accordance with the directions set forth in each Transmittal Letter, a certificate representing the NavTech Common Stock into which any shares previously represented by the surrendered certificate shall have been converted at the Effective Time along with the check representing the value of any fractional share as determined in Section 4.01 above. Until surrendered as contemplated by the preceding sentence, each certificate which immediately prior to the Effective Time shall have represented any shares of SEI Common Stock shall be deemed at and after the Effective Time to represent only the shares of NavTech Common Stock into which they shall have been converted hereunder. Upon such surrender, there shall be paid to the person in whose name the certificate representing such shares of NavTech Common Stock shall be issued, and without interest, any dividends which shall have become payable with respect to such shares of NavTech Common Stock between the Effective Time and the time of such surrender. All dividends which shall be held by the Exchange Agent and which shall be unclaimed at the end of one year from the Effective Time shall be repaid by such Exchange Agent to NavTech after which time the holders of NavTech Common Stock not receiving payment of such dividends shall as general creditors look only to NavTech for payment thereof.

                         V.  TERMINATION AND AMENDMENT

     5.01 Notwithstanding the approval of this Merger Agreement by the shareholders of SEI and Subsidiary, this Merger Agreement shall terminate forthwith in the event that the Agreement and Plan of Reorganization shall be terminated as therein provided.

     5.02 This Merger Agreement may be amended by the parties hereto at any time, but no amendment shall be made which would, as a matter of law, require the further approval of the shareholders of NavTech or the shareholders of SEI unless such approval shall have been obtained. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the
parties hereto.   Without limiting the foregoing, the parties hereto acknowledge and agree that any modification of the manner or basis of converting SEI Common Stock into NavTech Common Stock shall require further approval of the shareholders of NavTech and the shareholders of SEI.

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     IN WITNESS WHEREOF, the parties have duly executed this Merger Agreement as of the date first above written.

                              SHIELDS ENTERPRISES, INC.


                              By: /s/ Mitchell Morris
                                  ------------------------
                                      , Treasurer


                              NT ACQUISITIONS CORP.


                              By: /s/ Ronald A. Brumback
                                  ------------------------
                                         , President

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                          EXHIBIT A-1 and EXHIBIT A-2
                          ---------------------------
                        TO AGREEMENT AND PLAN OF MERGER
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                           See Exhibits 3.1 and 3.4